Partnership Joint Venture
Philippines

Date: May 19, 2021

This agreement is between **Global WholeHealth Partners Corp**, a Nevada Corporation located at #2227 Avenida Oliva, San Clemente, CA 92673 and **AAJ Partners Corp**, a corporation from the Philippines with an address at #2264 FB Harrison St., Pasay City, Philippines.

This agreement is a partnership to build a manufacturing facility in the Philippines. The location will be determined at a later date.

Global WholeHealth Partners Corp will supply all of the tests in sheet format made under FDA GMP facility in the USA to the New Company--"Global WholeHealth Philippines" (GWP) located in the Philippines. Global WholeHealth Partners Corp will assist in getting the GWP with an FDA GMP approved facility in the Philippines.

AAJ Partners Corp will prepare and ready the facility for manufacturing in the Philippines. Also, AAJ Partners Corp will procure the equipment needed and will be responsible for managing the GWP.

The percentage of ownership is stated as such: 40% for Global WholeHealth Partners Corp and 60% for the AAJ Partners Corp. All sales will be recorded in GWP and in Global WholeHealth Partners Corp. The profits will be split as per ownership, 49% for Global WholeHealth Partners Corp and 51% for the AAJ Partners Corp.

The building facility is required to have a minimum area of 200 to 300 square meters to start. At least one room is dedicated for the office and 40% of the space needs to be able to dry down, which means the room(s) should have dehumidifiers and air conditioning units. The rest of the space can be storage and miscellaneous rooms.

Global WholeHealth Partners Corp

By: ______________________

Charles Strongo

AAJ Partners Corp

By: ______________________

Ariel Maningding